Exhibit 4.4

HARRAH’S OPERATING COMPANY, INC.

as Issuer

AND

HARRAH’S ENTERTAINMENT, INC.

as Guarantor

AND

U.S. BANK, NATIONAL ASSOCIATION

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of January 8, 2008

to

Indenture

Dated as of April 11, 2003

7% Senior Notes due 2013

THIS THIRD SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”), dated as of January 8, 2008, is by and among Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent”), Harrah’s Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Company”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, reference is made to that certain indenture, dated as of April 11, 2003, between the Company, as successor to Caesars Entertainment, Inc., f/k/a Park Place Entertainment Corporation, a Delaware corporation, and the Trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of June 13, 2005 and that certain Second Supplemental Indenture, dated as of July 28, 2005 (as so amended and restated, the “Original Indenture,” and as further amended and supplemented hereby, the “Indenture”), with respect to the Company’s 7% Senior Notes due 2013 (the “Notes”);

WHEREAS, in accordance with Section 9.02 of the Original Indenture, the Company and the Trustee may amend the Original Indenture with the written consent of holders of at least a majority in principal amount of the Notes outstanding;

WHEREAS, the Parent and the Company desire to amend the Original Indenture in accordance with Section 9.02 of the Original Indenture and have solicited consents from the holders of the Notes to certain amendments to the Original Indenture pursuant to an Offer to Purchase and Consent Solicitation Statement dated December 21, 2007 (the “Offer”);

WHEREAS, the holders of at least a majority in principal amount of the Notes outstanding have consented to the amendments to the Original Indenture contained herein;

WHEREAS, the Parent has agreed to fully and unconditionally guarantee the Company’s obligations under the Indenture and the Notes, which guarantee is provided in this Supplemental Indenture, as permitted pursuant to Section 9.01 of the Original Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Original Indenture effectively amending the Original Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Original Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Original Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS

Section 2.1 Amendments to the Original Indenture. The Original Indenture is hereby amended by deleting the following sections of the Original Indenture and all references thereto in the Original Indenture in their entirety:

•	Section 4.04 (Conditions to Defeasance or Covenant Defeasance - deleting clauses (b), (c), (d), (e) and (f) and the last paragraph of this section only)

•	Section 4.06 (Reinstatement)

•	Section 5.01 (Events of Default - deleting clauses (c), (d), (e) and (f) only)

•	Section 8.01 (Company May Consolidate, etc., Only on Certain Terms - deleting clause 8.01(a)(iii) only)

•	Section 10.02 (Maintenance of Office or Agency)

•	Section 10.04 (Corporate Existence)

•	Section 10.05 (Payment of Taxes and Other Claims)

•	Section 10.06 (Maintenance of Insurance)

•	Section 10.07 (Limitation on Liens)

•	Section 10.08 (Limitation on Sale and Lease-Back Transactions)

•	Section 10.09 (Rule 144A Information Requirements)

•	Section 10.10 (Statement by Officers as to Default)

•	Section 10.11 (Reports by Company)

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound by the Indenture as amended hereby. Subject to Section 9.05 of the Original Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Amendment to Notes. The Notes included certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Articles I and II hereof. Upon the effective date of this Supplemental Indenture, such provision from the Notes shall be deemed deleted or amended as applicable.

Section 3.3 Effectiveness of Amendments. This Supplemental Indenture shall be effective upon execution hereof by the Company, the Parent and the Trustee; provided, however, that the amendments to the Original Indenture and the Notes set forth in Articles I and II and Section 3.2 of this Supplemental Indenture shall not become operative until the acceptance for payment by the Company of the Notes tendered pursuant to the Offer. In the event the Company notifies (if orally, then confirmed in writing) Global Bond Services Corporation, as depositary and information agent under the Offer, that it has withdrawn or terminated the Offer, this Supplemental Indenture shall be terminated and of no force of effect and the Original Indenture shall not be modified hereby.

Section 3.4 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Original Indenture.

Section 3.6 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.7 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.8 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.9 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture or the Notes.

Section 3.10 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.11 Successors. All agreements of the Company, the Parent and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.12 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective shall be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of January 8, 2008, the restrictive covenants of the Company and certain of the Events of Default have been eliminated, as provided in the Third Supplemental Indenture, dated as of January 8, 2008. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK, N.A., as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President